Exhibit 4.2

EXECUTION VERSION

AMENDMENT No. 1 TO NOTE PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT (this “Agreement”), is entered into as of July 16, 2014, by and between NEW MEXICO GAS COMPANY, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and each of the Persons holding one or more Notes (as defined below) on the date hereof (collectively, the “Noteholders”) signatory hereto.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Existing Note Purchase Agreement.

RECITALS:

A.New Mexico Gas Intermediate, Inc., the parent company of the Company, is party to that certain Stock Purchase Agreement, dated as of May 25, 2013, by and among TECO Energy, Inc. (“TECO”), New Mexico Gas Intermediate, Inc. and Continental Energy Systems LLC (the “Stock Purchase Agreement”), providing for the acquisition by TECO of 100% of the outstanding Equity Interests of New Mexico Gas Intermediate, Inc. (the “Acquisition”);

B.The Company and the Noteholders are parties to that certain Note Purchase Agreement, dated as of February 8, 2011 (as amended from time to time and as in effect immediately prior to the First Amendment Effective Date (as defined below), the “Existing Note Purchase Agreement” and, as amended pursuant to this Agreement on the First Amendment Effective Date and as may be further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”), pursuant to which the Company previously issued and sold $200,000,000 in aggregate principal amount of its 4.87% Senior Secured Notes due February 8, 2021 (the “Notes”) to the Noteholders;

C.The Noteholders are the holders of all outstanding Notes, as of the date hereof, in the respective principal amounts indicated on Annex 1 hereto; and

D.Subject to the satisfaction of the conditions set forth in Sections 1 and 3 hereof, the Company has requested, and the Noteholders have agreed to, certain amendments and modifications to the provisions of the Existing Note Purchase Agreement.

AGREEMENT:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors and the Noteholders agree as follows:

1.	AMENDMENTS; TERMINATION.

Subject to the satisfaction of the conditions set forth in this Section 1 and in Section 3 hereof, the Existing Note Purchase Agreement shall be amended in the manner specified in Exhibit A hereto effective as of the First Amendment Effective Date (such amendments herein referred to as the “Amendments”).

The effectiveness of the Amendments and the Company’s obligations under this Agreement are subject to and conditioned upon the consummation of the Acquisition on or before the First Amendment Effective Date.  Notwithstanding anything to the contrary in this Agreement, in the event that the Stock Purchase Agreement shall be terminated for any reason prior to the consummation of the Acquisition, the Amendments shall not take effect, the First Amendment Effective Date shall not occur and this Agreement shall terminate and shall forthwith become void and be of no force and effect, without any liability on the part of any party (including, without limitation, with respect to the representations, warranties, certifications and covenants of the Company contained in this Agreement, the Amendment Fee (as defined below) or otherwise), and the Noteholders and the Company and their respective affiliates shall each be permanently and irrevocably relieved of all obligations and liabilities under this Agreement.

2.	WARRANTIES AND REPRESENTATIONS.

To induce the Noteholders to enter into this Agreement, the Company represents and warrants to each of the Noteholders that as of the First Amendment Effective Date (as hereinafter defined):

2.1.	Corporate Organization; Power and Authority.

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

2.2.	Authorization, etc.

This Agreement has been duly authorized by all necessary corporate action on the part of the Company.  Each of this Agreement, the Note Purchase Agreement and the Notes constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3.	Compliance with Laws, Other Instruments, etc.

The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under each of this Agreement, the Note Purchase Agreement and the Notes do not and will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan agreement, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company is bound or by which the Company or any of its respective properties may be bound or affected or such breach or default as may have been waived or otherwise approved pursuant to such indenture, mortgage, deed of trust, loan agreement, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument), (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

2.4.	Governmental Authorizations.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement, the Note Purchase Agreement, the Notes or any other Finance Document, other than (i) the approval of the terms of this Agreement and the Amendments by the NMPRC, (ii) any post-closing notice filings required pursuant to the NMPRC approval, (iii) in connection with the creation of any Subsidiary as required by the NMPRC and (iv) in connection with any future Subsidiary becoming a Guarantor as may be required by the NMPRC.

2.5.	No Defaults.

No event has occurred and is continuing and no condition exists which, immediately before or immediately after giving effect to the amendments provided for in this Agreement, constitutes or would constitute a Default or an Event of Default.

2.6.	No Secured Indebtedness.

After giving effect to the release of the Collateral contemplated by Section 4 hereof and the payment in full of all Indebtedness under the Existing Credit Agreement (as defined below) on or prior to the First Amendment Effective Date, there are no Liens securing all or any portion of any Indebtedness of the Company or any of its Subsidiaries, other than Permitted Liens (as defined in the Note Purchase Agreement).

2.7.	Disclosure.

This Agreement and the documents, certificates, investor presentations or other writings (including supplements thereto) delivered to the holders of the Notes by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements delivered by the Company pursuant to Section 7.1(b) of the Existing Note Purchase Agreement with respect to the Fiscal Year ended December 31, 2013 and pursuant to Section 7.1(a) of the Existing Note Purchase Agreement with respect to the Fiscal Quarter ended March 31, 2014 (this Agreement and such documents, certificates, investor presentations or other writings and such financial statements delivered to each holder of the Notes being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2013, there has been no change in the financial condition, operations, business, properties or prospects of the Company, except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.8.	No Subsidiaries.

The Company has no Subsidiaries.

2.9.	Litigation; Observance of Agreements, Statutes and Orders.

(a)Except as disclosed in Schedule 2.9, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws and any of the laws and regulations referred to in Section 2.11 of this Agreement) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.10.	Status under Certain Statutes.

(a) The Company has complied, and is in compliance with, (i) the New Mexico Public Utility Act, NMSA 1978, §62-3-1, et seq. and applicable regulations and orders promulgated by the NMPRC (the “New Mexico Laws”) and the Natural Gas Acts, and (ii) any other law or order applicable to it as a public utility or gas utility, except in each case for instances of noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)The Company is not subject to regulation as a public utility except (i) the Company is (and any Subsidiary acquired or formed by it after the First Amendment Effective Date may be) subject to regulation as a public utility under New Mexico Laws and is subject to limited regulation under the Natural Gas Acts consistent with its Hinshaw exemption under Section 1(c) of the Natural Gas Acts and its status as a local distribution company, or (ii) as could not reasonably be expected to have a Material Adverse Effect.

2.11.	Foreign Assets Control Regulations.

(a) Neither the Company nor any Affiliated Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii),  a “Blocked Person”).  Neither the Company nor any Affiliated Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)Neither the Company nor any Affiliated Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA Patriot Act, any U.S. Economic Sanctions, any other United States law or regulation governing such activities or under any other similar laws of any other jurisdiction governing such activities (collectively, “Anti-Money Laundering/Anti-Terrorism Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering/Anti-Terrorism Laws, (iii) has been assessed civil penalties under any Anti-Money Laundering/Anti-Terrorism Laws, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering/Anti-Terrorism Laws.  The Company has established procedures and controls which it reasonably believes are adequate

(and otherwise comply with applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions Anti-Money Laundering/Anti-Terrorism Laws.

(c)(1)Neither the Company nor any Affiliated Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union; and

(2)To the Company’s actual knowledge after making due inquiry, neither the Company nor any Affiliated Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

For purposes of this Section 2.11, a “Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

3.	CONDITIONS TO EFFECTIVENESS of AMENDMENTS.

The amendments set forth in this Agreement shall become effective at such time as (i) each of the following conditions shall have been satisfied or waived by the Required Holders in writing on or prior to December 31, 2014 and (ii) each of the conditions in Section 1 hereof shall have been satisfied (the “First Amendment Effective Date”):

(a) each Noteholder shall have received a copy of this Agreement executed by the Company and the Required Holders;

(b) the representations and warranties set forth in Section 2 of this Agreement shall be true and correct on such date;

(c)each Noteholder shall have received copies of (i) the certificate of incorporation, by-laws or other similar organizational documents, as the case may be, of the Company; (ii) resolutions of the board of directors or other appropriate governing body, as the case may be, of the Company approving and authorizing the Company’s execution, delivery and performance of this Agreement and the transactions contemplated hereby; (iii) signature and incumbency certificates of the officers, directors, and managers, as the case may be, of the Company, executing this Agreement, and (iv) good standing certificates in the state of formation of the Company and the State of New Mexico;

(d)each Noteholder shall have received evidence reasonably satisfactory to it that the NMPRC has consented to this Agreement and the Amendments;

(e)each Noteholder shall have received evidence reasonably satisfactory to it that TECO shall have consummated the Acquisition, and, following the consummation of the Acquisition, TECO shall own, directly or indirectly, 100% of the outstanding Equity Interests of the Company;

(f)each Noteholder shall have received evidence, in form and substance satisfactory to such Noteholder, that (i) all amounts under the Credit Agreement, dated as of November 19, 2008, among the Company, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders thereunder (the “Existing Credit Agreement”) have been paid in full and (ii) all commitments of the lenders thereunder have been terminated;

(g)each Noteholder shall have received a fully executed copy of that certain Note Purchase Agreement by and between the Company and each of the purchasers party thereto (the “2014 Note Purchase Agreement”), providing for the issuance and sale by the Company of certain of its Senior Unsecured Notes, accompanied by an Officer’s Certificate certifying that such copy is a true, correct and complete copy thereof, and the 2014 Note Purchase Agreement shall be in full force and effect;

(h)each Noteholder shall have received a fully executed copy of that certain Credit Agreement, dated as December 17, 2013, by and among TECO Energy, Inc., as the initial borrower, the Company, as borrower following the Commitment Effective Date (as defined therein), JPMorgan Chase Bank, N.A., as administrative agent, and the lenders thereunder (the “Credit Agreement”), and all agreements executed pursuant thereto, including all amendments or other modifications to each of the foregoing, accompanied by an Officer’s Certificate certifying that such copies are true, correct and complete copies thereof, and the Credit Agreement shall be in full force and effect;

(i)payment of the Amendment Fee (as defined below) for the ratable benefit of the Noteholders pursuant to Section 5 hereof; and

(j)payment of the reasonable fees, charges and disbursements of counsel to the Noteholders incurred in connection with this Agreement pursuant to Section 7.4 hereof.

4.	RELEASE OF COLLATERAL; TERMINATION OF COLLATERAL DOCUMENTS.

Subject to the satisfaction of the conditions precedent set forth in Sections 1 and 3 hereof and in reliance on the representations and warranties contained in Section 2 hereof, the Required Holders hereby agree pursuant to Section 9.7(c) of the Note Purchase Agreement to terminate and release the Liens and security interests in the Collateral granted by the Company and its Subsidiaries in favor of the Noteholders (or the Collateral Agent on their behalf) to secure the Obligations pursuant to the Collateral Documents effective as of the First Amendment Effective Date.  By execution of this Agreement and subject to the satisfaction of the conditions precedent set forth in Sections 1 and 3 hereof, the Required Holders hereby agree, upon the reasonable request of the Company and at the Company’s sole cost and expense, to take any and all other actions necessary to release and terminate as of the First Amendment Effective Date any and all security interests, mortgages and other Liens granted to or held by the Collateral Agent for the benefit of the Noteholders pursuant to the Collateral Documents to secure the Obligations.

In furtherance of the foregoing, following the First Amendment Effective Date, the Required Holders hereby authorize the Collateral Agent to execute and deliver such other Lien releases, mortgage releases, deeds of reconveyance, intellectual property security agreement terminations, control agreement terminations and similar discharge or release documents (in recordable form if applicable), or any assignments, terminations or amendments of the Collateral Documents, or the UCC financing statements previously filed by the Collateral Agent, as the Company may reasonably request to effectuate, or reflect of public record, the release and discharge of such security interests, mortgages and liens that secure the Obligations, as contemplated hereby, all such documents to be in a form reasonably satisfactory to the Required Holders.  In addition, following the First Amendment Effective Date, the Required Holders hereby authorize the Company, and/or counsel to the Company, to prepare and file any UCC termination statements, assignments or other filings necessary to terminate and/or assign all UCC financing statements previously filed by the Collateral Agent with respect to the Obligations.  Without limiting the foregoing, the Required Holders hereby authorize the Collateral Agent to terminate the Guarantee and Collateral Agreement, the Mortgage and each of the other Collateral Documents effective upon the written request of the Company to the Collateral Agent following the First Amendment Effective Date (subject to certification by the Company to the holders and the Collateral Agent that there are no other “First Lien Obligations” (as defined in the Guarantee and Collateral Agreement) or other “Obligations” (as defined in the Mortgage) outstanding (or commitments in respect thereof) at the time of such request, other than the Obligations).

Nothing contained in this Agreement shall (a) diminish or impair the Obligations owed to any holder of the Notes, which shall remain in full force and effect as unsecured Obligations of the Company in accordance with the terms of the Note Purchase Agreement and the Notes following the First Amendment Effective Date, (b) be construed as evidence of payment in part or in full of the Obligations or (c) be construed as a release, waiver or discharge of any obligations, indebtedness of the Company or any other Person under the Note Purchase Agreement, the Notes or any Subsidiary Guaranty.  Except as expressly stated herein, (i) the Noteholders reserve all rights, privileges and remedies under the Finance Documents, and (ii) the Note Purchase Agreement, the Notes and the other Finance Documents (other than the Collateral Documents) remain unmodified and in full force and effect.

5.	AMENDMENT FEE.

In consideration of the willingness of the holders of the Notes to agree to this Agreement and as a condition precedent to the occurrence of the First Amendment Effective Date, on the First Amendment Effective Date, the Company shall pay a fee in an amount equal to 25 basis points (0.25%), multiplied by the sum of the aggregate outstanding principal amount of the Notes (the “Amendment Fee”), for the benefit of the Noteholders (payable to the Noteholders pro rata in accordance with their respective principal amount of Notes).  The Amendment Fee shall be paid on the First Amendment Effective Date by federal funds wire transfer of immediately available funds in accordance with the wiring instructions for each Noteholder set forth in Schedule A to the Note Purchase Agreement or such other wiring instructions as any such Noteholder shall have provided in writing.

In no event shall the Amendment Fee be paid or payable by the Company prior to the consummation of the Acquisition.  The obligations of the Company under this Section 5 shall terminate and shall forthwith become void and be of no force and effect if the Stock Purchase Agreement shall be terminated for any reason prior to the consummation of the Acquisition, in accordance with Section 1 hereof.

6.	RELEASE OF CLAIMS.

The Company acknowledges and agrees, as of the First Amendment Effective Date (if and only if the First Amendment Effective Date occurs), on behalf of itself and each of its Subsidiaries, that: (a) neither it nor any of its Subsidiaries has any claim or cause of action against any holder of the Notes (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents in their capacities as such for any holder of the Notes) in connection with the Note Purchase Agreement, the Notes, the Collateral Documents or any other Finance Documents and (b) each holder of the Notes has heretofore properly performed and satisfied in a timely manner all of its obligations to the Company and its Subsidiaries under the Finance Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, the holders of the Notes wish (and the Company agrees) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the holders’ rights, interests, security and/or remedies under the Finance Documents.  Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as of the First Amendment Effective Date (if and only if the First Amendment Effective Date occurs), the Company, for itself and on behalf of each of its Subsidiaries (collectively, the “Releasors”), does hereby effective as of the First Amendment Effective Date fully, finally, unconditionally and irrevocably release and forever discharge each holder of the Notes and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents  (collectively, the “Released Parties”) from any and all debts, claims, losses, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the First Amendment Effective Date directly arising out of, connected with or related to this Agreement, the Note Purchase Agreement, the Notes or any other Finance Document, or any act, event or transaction related or attendant thereto, or the agreements of any holder of the Notes contained therein.  Nothing in this Section 6 shall have any force or effect prior to the First Amendment Effective Date.

7.	MISCELLANEOUS.
7.1.	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

7.2.	Duplicate Originals; Electronic Signature.

Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

7.3.	Waiver and Amendments.

Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by each of the parties signatory hereto.

7.4.	Costs and Expenses.

If and only if the First Amendment Effective Date occurs and the amendments contemplated by this Agreement become effective, the Company agrees that, on the First Amendment Effective Date (or if an invoice is delivered subsequent to the First Amendment Effective Date, promptly after receiving any statement or invoice therefor), the Company will pay all costs and expenses of the Noteholders relating to this Agreement, including, but not limited to, the statement for reasonable fees and disbursements of the Noteholders’ special counsel presented to the Company on the First Amendment Effective Date.  The Company will also promptly pay, upon receipt thereof, each additional statement for reasonable fees and disbursements of the Noteholders’ special counsel rendered after the First Amendment Effective Date in connection with this Agreement.  The obligations of the Company under this Section 7.4 shall terminate and shall forthwith become void and be of no force and effect if the Stock Purchase Agreement, shall be terminated for any reason prior to the consummation of the Acquisition, in accordance with Section 1 hereof.

7.5.	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.  The provisions hereof are intended to be for the benefit of the Noteholders and shall be enforceable by any successor or assign of any such Noteholder, whether or not an express assignment of rights hereunder shall have been made by such Noteholder or its successors and assigns.

7.6.	Survival.

All warranties, representations, certifications and covenants made by the Company in this Agreement shall be considered to have been relied upon by the Noteholders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of the Noteholders.  Notwithstanding the foregoing, all representations, warranties, certifications and covenants made by the Company in this Agreement shall terminate and shall forthwith become void and be of no force and effect if the Stock Purchase Agreement shall be terminated for any reason prior to the consummation of the Acquisition, in accordance with Section 1 hereof.

7.7.	Part of Existing Note Purchase Agreement; Future References, etc.

If and only if the First Amendment Effective Date occurs, this Agreement shall be construed in connection with and as a part of the Existing Note Purchase Agreement and the Notes and, except as expressly amended by this Agreement, (a) no terms or provisions of any agreement shall be modified or changed by this Agreement, (b) the terms of this Agreement shall not operate as a waiver by any Noteholder of, or otherwise prejudice any Noteholder’s rights, remedies or powers under, the Existing Note Purchase Agreement or the Notes or under any applicable law, and (c) all terms, conditions and covenants contained in the Existing Note Purchase Agreement and the Notes shall be ratified and shall be and remain in full force and effect.  If and only if the First Amendment Effective Date occurs, any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Existing Note Purchase Agreement and the Notes without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

7.8.	Affirmation of Obligations under Existing Note Purchase Agreement and Notes.

The Company hereby acknowledges and affirms all of its obligations under the terms of the Existing Note Purchase Agreement, the Notes and the other Transaction Documents to which it is a party.  The execution, delivery and effectiveness of this Agreement shall not be deemed, except as expressly provided herein, (a) to operate as a waiver of any right, power or remedy of any of the Noteholders under the Existing Note Purchase Agreement, the Notes or any other Transaction Document, nor constitute a waiver or amendment of any provision thereunder, or (b) to prejudice any rights which any Noteholder now has or may have in the future under or in connection with the Note Purchase Agreement, the Notes or any other Transaction Document or under applicable law.

7.9.	Effectiveness of Agreement.

This Agreement and the obligations of the Company hereunder shall be of no force and effect unless and until the Acquisition shall have been consummated, this Agreement shall have been approved by the NMPRC and each of the conditions set forth in Section 3 shall have been satisfied or waived by the Required Holders in writing; provided that if the foregoing conditions are not satisfied on or prior to December 31, 2014, the Amendments shall not take effect, the First Amendment Effective Date shall not occur and this Agreement shall terminate and shall forthwith become void and of no force and effect without any liability on the part of any party (including, without limitation, with respect to the representations, warranties, certifications and covenants of the Company contained in this Agreement, the Amendment Fee or otherwise), and the Noteholders and the Company and their respective affiliates shall each be permanently and irrevocably relieved of all obligations and liabilities under this Agreement.

[Remainder of page intentionally left blank.  Next page is signature page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by a duly authorized officer or agent thereof.

Very truly yours,
NEW MEXICO GAS COMPANY, INC.
By:	/s/ Annette Gardiner
Name:	Annette Gardiner
Title:	President

[Signature Page to Amendment No. 1 to 2011 Note Purchase Agreement]

Accepted and Agreed:

The foregoing Agreement is hereby accepted as of the date first above written.

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INVESTORS USA INSURANCE COMPANY
By	Metropolitan Life Insurance Company, its Investment Manager
	By:	/s/ Nancy Doyle
	Name:	Nancy Doyle
	Title:	Director

EMPLOYERS REASSURANCE COMPANY
By:	MetLife Investment Advisors Company, LLC,
its investment adviser
	By:	/s/ Nancy Doyle
	Name:	Nancy Doyle
	Title:	Director

NEW YORK LIFE INSURANCE COMPANY
By:	/s/ Colleen C. Cooney
Name:	Colleen C. Cooney
Title:	Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By:	NYL Investors LLC, its Investment Manager
	By:	/s/ Colleen C. Cooney
	Name:	Colleen C. Cooney
	Title:	Senior Director

[Signature Page to Amendment No. 1 to 2011 Note Purchase Agreement]

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)
By:	NYL Investors LLC, its Investment Manager
	By:	/s/ Colleen C. Cooney
	Name:	Colleen C. Cooney
	Title:	Senior Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
By:	/s/ David A. Barras
Name:	David A. Barras
Its:	Authorized Representative

THRIVENT FINANCIAL FOR LUTHERANS
By:	/s/ Patricia H. Eitrheim
Name:	Patricia H. Eitrheim
Title:	Director

AXA EQUITABLE LIFE INSURANCE COMPANY
By:	/s/ Amy Judd
Name:	Amy Judd
Title:	Investment Officer

KNIGHTS OF COLUMBUS
By:	/s/ Gilles Marchand
Name:	Gilles Marchand
Title:	Vice President

[Signature Page to Amendment No. 1 to 2011 Note Purchase Agreement]

MODERN WOODMEN OF AMERICA
By:	/s/ Douglas A. Pannier
Name:	Douglas A. Pannier
Title:	Group Head – Private Placements

AMERICAN FIDELITY ASSURANCE COMPANY

AMERICAN REPUBLIC INSURANCE COMPANY

TRUSTMARK INSURANCE COMPANY

AMERICAN-AMICABLE LIFE INSURANCE COMPANY OF TEXAS

OCCIDENTAL LIFE INSURANCE COMPANY OF NORTH CAROLINA

VANTIS LIFE INSURANCE COMPANY

GREAT WESTERN INSURANCE COMPANY

INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES, INC. (FKA:

INDUSTRIAL ALLIANCE PACIFIC INSURANCE AND FINANCIAL SERVICES, INC.)

CATHOLIC UNITED FINANCIAL

NEW ERA LIFE INSURANCE COMPANY (FKA: NEW ERA LIFE INSURANCE)

By:	Advantus Capital Management, Inc.
	By:	/s/ James F. Geiger
	Name:	James F. Geiger
	Title:	Vice President

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY
By:	/s/ David Divine
Name:	David Divine
Title:	Portfolio Manager

[Signature Page to Amendment No. 1 to 2011 Note Purchase Agreement]

ANNEX 1

INFORMATION AS TO NOTEHOLDERS

Name Held	Principal Amount of Notes
Metropolitan Life Insurance Company	$47,000,000
MetLife Investors USA Insurance Company	$8,000,000
Employers Reassurance Company	$5,000,000
New York Life Insurance Company	$19,700,000
New York Life Insurance and Annuity Corporation	$25,400,000
New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30C)	$4,900,000
The Northwestern Mutual Life Insurance Company	$25,000,000
Thrivent Financial for Lutherans	$6,000,000 $5,000,000 $5,000,000
AXA Equitable Life Insurance Company	$10,000,000 $2,000,000
Massachusetts Mutual Life Insurance Company	$10,350,000
C.M. Life Insurance Company	$1,650,000
Knights of Columbus	$5,000,000 $5,000,000
Modern Woodmen of America	$7,000,000
American Fidelity Assurance Company	$950,000
American Republic Insurance Company	$720,000
Trustmark Insurance Company	$475,000
American-Amicable Life Insurance Company of Texas	$475,000
Occidental Life Insurance Company of North Carolina	$475,000
Vantis Life Insurance Company	$475,000
Great Western Insurance Company	$475,000
Industrial Alliance Insurance and Financial Services, Inc. (FKA Industrial Alliance Pacific Insurance and Financial Services, Inc.)	$475,000
Catholic United Financial	$240,000
New Era Life Insurance Company (FKA New Era Life Insurance)	$240,000
Southern Farm Bureau Life Insurance Company	$3,000,000
Total:	$200,000,000

Annex 1-1

EXHIBIT A

AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT

The following amendments and restatements shall be effective as of the First Amendment Effective Date.

1.Amendment to Section 6 (Representations of the Purchasers).  Section 6 of the Existing Note Purchase Agreement shall be amended by inserting a new Section 6.6 at the end thereof to read as follows:

“6.6.OFAC Compliance

Each holder of the Notes severally represents that it is not a Blocked Person and that no part of the funds it used to purchase the Notes held by it constitutes funds obtained from or on behalf of any Blocked Person.  Each holder of a Note, by its acceptance of such Note, will be deemed to have made this representation upon its acquisition of such Note.”

2.Amendment of Section 7.2 (Officer’s Certificate).  Section 7.2(a) of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(a)Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.3, 10.4, 10.5, 10.7, 10.10(a) and any Additional Covenants during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section and Additional Covenant, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections and Additional Covenants, and the calculation of the amount, ratio or percentage then in existence);”

3.Amendment of Section 9.7 (Guarantors).  Section 9.7 of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“9.7.Guarantors.

(a)The Company will cause each Subsidiary that is or becomes a borrower or guarantor under or in respect of any Principal Credit Facility to become a Guarantor, prior to or concurrently with so becoming a borrower or a guarantor as aforesaid, by causing such Person (a “Guarantor”), at the Company’s expense, to execute and/or deliver to each holder of Notes, to the extent not prohibited by applicable law:

(i)(A) a Guaranty Agreement in substantially the form of Exhibit 9.7 hereto (or a Joinder Agreement to such Guaranty Agreement in substantially the form of Exhibit A thereto) pursuant to which such Subsidiary shall agree, inter alia, to guarantee the Obligations, or (B) a guarantee agreement otherwise in form and substance reasonably satisfactory to the Required Holders;

(ii)copies of the Organizational Documents of such Guarantor, resolutions of the board of directors (or other similar governing body) of such Guarantor authorizing its execution and delivery of the Subsidiary Guaranty by such Guarantor and the transactions contemplated thereby, and specimen signatures of authorized officers of such Guarantor (in each case, certified as correct and complete copies by the secretary or an assistant secretary (or an equivalent officer) of such Guarantor); and

Exhibit A-1

(iii)an opinion of counsel to such Guarantor with respect to the Subsidiary Guaranty executed by such Guarantor, which opinion may be subject to customary qualifications and limitations, to the effect that: (A) the applicable Subsidiary Guaranty has been duly executed and authorized, (B) such Subsidiary Guaranty constitutes a valid, binding and enforceable obligation of such Guarantor, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity and (C) except as could not reasonably be expected to result in a Material Adverse Effect, the execution, delivery and performance by the Guarantor of the Subsidiary Guaranty will not (1) contravene, result in any breach of, or constitute a default under any corporate charter or by-laws or similar organizational documents of such Guarantor, (2) conflict with or result in a breach of the express terms or conditions of material Indebtedness of the Company or such Guarantor, or (3) violate any provision of any Federal or state (which may be limited to the state(s) in which such counsel is admitted to practice) statute or other rule or regulation.

(b)Upon (i) delivery to the Company of a consent executed by the Required Holders with respect to a Guarantor (but subject to the provisions of Section 17.2(c) hereof), (ii) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of a Guarantor, after which such Guarantor is no longer a Subsidiary or a Permitted Joint Venture, or (iii) the sale or disposition of all the assets of such Guarantor, which sale, exchange, transfer or disposition is made in compliance with the applicable provisions of Section 10.2 (but only if such Guarantor will not be a borrower or guarantor of obligations outstanding under the Credit Agreement after giving effect to such transaction), such Person shall automatically be released as a Guarantor under the Subsidiary Guaranty to which it is a party with effect from the date of such event under clause (i), (ii) or (iii), as applicable.”

4.Amendment of Section 9.8 (Further Assurances).  Section 9.8 of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“9.8.Further Assurances.  The Company and the Guarantors will execute and deliver such further documentation and take such further action as may be reasonably necessary or proper to carry out the provisions and purposes of this Agreement, the Notes and the Subsidiary Guaranties.”

5.Amendment of Section 10.3(a) (Indebtedness).  Section 10.3(a)(ii) of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(ii)[intentionally omitted]; and”

6.Amendment of Section 10.3(b) (Indebtedness).  Section 10.3(b)(i) of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(i)Indebtedness incurred pursuant to the Credit Agreement and the Credit Agreement Documents; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of such Indebtedness then outstanding under this clause (i) does not exceed $200,000,000;”

Exhibit A-2

7.Amendments to Section 10.4 (Liens).  (a) The word “Guarantor” in the first paragraph of Section 10.4 shall be deleted and the word “Subsidiary” shall be inserted in lieu thereof, (b) the last paragraph in Section 10.4 shall be deleted in its entirety and (c) Sections 10.4(c), 10.4(d), 10.4(e), 10.4(q), 10.4(s) and 10.4(u) of the Existing Note Purchase Agreement shall be amended and restated in their entirety to read, respectively, as follows:

“(c)[intentionally omitted];

(d)Liens securing Non-Recourse Indebtedness and covering only those Non-Recourse Assets financed thereby;

(e)[intentionally omitted];

(q)[intentionally omitted];

(s)Liens securing Hedging Obligations incurred in the ordinary course of business (excluding Hedging Obligations entered into for speculative purposes); provided that the aggregate amount of such Hedging Obligations secured by Liens shall not exceed $20,000,000 at any time (the amount of any such obligations of any Person to be equal at any time to the termination value of the agreements or arrangements giving rise to such obligations that would be payable by such Person at such time);

(u)Liens securing Indebtedness of the Company or any Subsidiary not otherwise permitted by clauses (a) through (t) above; provided that, notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any property securing any Indebtedness pursuant to this Section 10.4(u) unless and until all Obligations shall concurrently be secured with such property equally and ratably with such Indebtedness pursuant to an agreement or agreements in form and substance reasonably satisfactory to the Required Holders.”

8.Amendment of Section 10.5 (Priority Debt).  Section 10.5 of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“10.5.Priority Debt.

The Company will not at any time permit the outstanding amount of Priority Debt to exceed 10% of the Consolidated Total Assets (determined as of the end of the then most recently ended Fiscal Quarter for which financial statements have been provided, and pro forma to give effect to any acquisitions and dispositions of a business group, division or business unit (or of a Person engaged therein) consummated since the end of such Fiscal Quarter).”

9.Amendment of Section 10.6 (Terrorism Sanctions Regulations).  Section 10.6 of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“10.6.Terrorism Sanctions Regulations.

The Company will not and will not permit any Affiliated Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target  of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to

Exhibit A-3

have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.  For purposes hereof, “Blocked Person” shall have the meaning specified in Section 2.11(a) of the First Amendment.”

10.Amendment of Section 10.7 (Asset Sales).  Section 10.7 of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“10.7.Asset Sales.

The Company will not, and will not permit any Subsidiary to, consummate any Asset Sale, unless, after giving effect to such proposed Asset Sale, the aggregate value of all assets of the Company and its Subsidiaries (valued at the greater of net book value or fair value) that were the subject of an Asset Sale during the period (a) commencing on the First Amendment Effective Date and ending on the date of such proposed Asset Sale does not exceed 30% of Consolidated Total Assets and (b) commencing on the first day of the then current Fiscal Year of the Company and ending on the date of such proposed Asset Sale does not exceed 5% of Consolidated Total Assets (Consolidated Total Assets in each case to be determined as at the last day of the then most recently ended Fiscal Year of the Company preceding such Asset Sale); provided, however, that for purposes of the foregoing calculations in clauses (a) and (b) above, there shall not be included the value of any assets which were the subject of an Asset Sale if the Net Proceeds from such Asset Sale are applied by the Company within 360 days after the receipt of such Net Proceeds either (i) to make an investment in Additional Assets having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of, or (ii) to the repayment or prepayment of unsubordinated Indebtedness of the Company (other than (x) Indebtedness owing by the Company to any of its Subsidiaries or any Affiliate and (y) Indebtedness in respect of any revolving credit or similar facility providing the Company or any such Subsidiary with the right to obtain loans or other extensions of credit from time to time, unless in connection with such payment of Indebtedness, the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness), so long as the Company offers to prepay each Note in accordance with Section 8.8 (an “Excess Proceeds Offer”), in a principal amount equal to, but not less than, the Ratable Portion of such Note in respect of such Asset Sale.”

11.Amendment of Section 10 (Leverage Ratio; Restricted Payments; Most Favored Lender).  Section 10 of the Existing Note Purchase Agreement shall be amended to add the new Sections 10.10, 10.11 and 10.12 at the end thereof to read as follows:

“10.10.Leverage Ratio; Short-Term Debt.

(a)The Company will not permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization, determined as of the last day of each Fiscal Quarter of the Company, to exceed 0.65 to 1.00.

(b)The Company shall comply with the limitation on short-term Debt imposed on the Company by the NMPRC.

Exhibit A-4

10.11.Restricted Payments.

The Company will not, and will not permit any Subsidiary to, make or declare, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless no Specified Default shall have occurred and be continuing at the time of any such Restricted Payment or would result therefrom.  Notwithstanding the foregoing:

(a) each Subsidiary may make Restricted Payments to (i) the Company, (ii) any Subsidiaries of the Company that are Guarantors and (iii) any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and

(b) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

10.12.Most Favored Lender Covenant.

(a)If at any time (x) any Principal Credit Facility, (y) the 2014 Note Purchase Agreement or (z) any agreement or document evidencing any Indebtedness of the Company that is pari passu with the Obligations in an aggregate principal amount (or with lending commitments) equal to the greater of $15,000,000 or 2% of Consolidated Total Assets (together with any Principal Credit Facility, a “More Favorable Lending Agreement”) shall include any Financial Covenant (or any thereof shall be amended or otherwise modified to include any Financial Covenant) that is not contained in this Agreement or is more restrictive on the Company than any analogous Financial Covenant contained in this Agreement (including, without limitation, any such Financial Covenant existing on the First Amendment Effective Date) (any such covenant or event of default, an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of Notes with respect to such Additional Covenant. Thereupon, unless waived in writing by the Required Holders within five (5) days of receipt of such notice by the holders of the Notes, such Additional Covenant, together with all definitions relating thereto, shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under such More Favorable Lending Agreement.

(b)If, after the date of execution of any amendment or modification under any More Favorable Lending Agreement that results in the amendment or deemed amendment of this Agreement pursuant to Section 10.12(a), the subject Financial Covenant is excluded, terminated, loosened, amended or otherwise modified under such More Favorable Lending Agreement or such More Favorable Lending Agreement itself is terminated and not replaced, then such Financial Covenant, without any further action on the part of the Company or any of the holders of the Notes, shall unconditionally be deemed on the date of execution of any such amendment or modification to be then and thereupon similarly excluded, terminated, loosened, amended or otherwise modified under this Agreement (it being understood and agreed that any waiver of any holders’ right to prepayment under the 2014 Note Purchase Agreement pursuant to the terms of any Financial Covenant of the type described in clause (b) of the definition thereof, shall not be deemed to constitute a waiver of any right of the holders of the Notes to prepayment under this Agreement pursuant to any such corresponding Financial Covenant incorporated herein pursuant to Section 10.12(a)), or if such More Favorable Lending Agreement itself is terminated and not replaced, such Financial Covenant shall be deemed to be terminated on the date of such termination; provided that if a Default or Event of Default shall exist at the time any such

Exhibit A-5

Financial Covenant is to be so excluded, terminated, loosened, amended or modified under this Agreement pursuant to this Section 10.12(b), the prior written consent thereto of the Required Holders shall be required as a condition to the exclusion, termination, loosening, amendment or other modification of any such Financial Covenant for so long as such Default or Event of Default continues to exist; and provided, further, that if any fee or other consideration shall be paid to the lenders or holders of the Indebtedness under such More Favorable Lending Agreement in connection with such amendment or modification, the equivalent of such fee or other consideration shall be paid to the holders of the Notes (except to the extent any such fee or other consideration shall be paid to the lenders or holders of the Indebtedness under any such More Favorable Lending Agreement (x) in connection with any refinancing or extension of such More Favorable Lending Agreement in connection with which any such Financial Covenant is amended or modified or (y) in the case of the Credit Agreement, in connection with any amendment to the Credit Agreement to conform the definition of “Consolidated Shareholders Equity” contained therein to the definition of “Consolidated Shareholders Equity” set forth in this Agreement).  In any and all events, the affirmative and negative covenants and related definitions and Events of Default contained in this Agreement as in effect on the First Amendment Effective Date, as amended (other than pursuant to operation of Section 10.12(a)) shall not in any event be deemed or construed to be excluded, terminated, loosened, amended or otherwise modified by operation of the terms of this Section 10.12(b), and only any Financial Covenant included pursuant to Section 10.12(a) shall be so excluded, terminated, loosened, amended or otherwise modified pursuant to the terms of this Section 10.12(b).

(c) The Company and the Required Holders shall from time to time promptly execute and deliver at the Company’s expense (including, without limitation, the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Company and the Required Holders evidencing that, pursuant to this Section 10.12, this Agreement then and thereafter includes, excludes, amends or otherwise modifies any Financial Covenant; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment.”

12.Amendment of Section 11(c) (Events of Default).  Section 11(c) of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(c)the Company defaults in the performance of or compliance with (i) any term contained in Section 7.1(f), 10.3, 10.5, 10.10 or 10.11; or (ii) any Additional Covenant incorporated herein pursuant to Section 10.12 and such default is not remedied within the applicable cure period (if any) set forth in the applicable More Favorable Lending Agreement; or”

13.Amendment of Section 11(l) (Events of Default).  Section 11(l) of the Existing Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(l)[intentionally omitted]; or”

14.Amendment of Section 13.2 (Transfer and Exchange of Notes; Joinder to Intercreditor Agreement).  Section 13.2 of the Existing Note Purchase Agreement shall be amended by deleting the last sentence thereof.

15.Amendment of Section 22.3 (Accounting Terms; Limit on Fair Value Accounting).  The last sentence of Section 22.3 of the Existing Note Purchase Agreement shall be amended and restated to read as follows:

Exhibit A-6

“Notwithstanding the foregoing, for purposes of determining compliance with Section 10.4, Section 10.5, Section 10.10 and any Additional Covenants, or the determination of financial terms, contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825-10-25 - Fair Value Option (formerly known as FASB 159) or any similar accounting standard) shall be disregarded and such determination shall be made instead using the par value of such Indebtedness.”

16.Amendment of Schedule B (Defined Terms).  Clauses (a) and (n) of the definition of “Asset Sale” shall be amended and restated in their entirety to read, respectively, as follows:

“(a)[intentionally omitted];

(n)[intentionally omitted].”

17.Amendment of Schedule B (Defined Terms).  Schedule B to the Existing Note Purchase Agreement shall be amended by amending and restating the following defined terms in their entirety to read as follows:

“Consolidated Total Capitalization” means, as of any date of determination, the sum of (a) Consolidated Total Debt as of such date and (b) Consolidated Shareholders Equity as of such date.

“Credit Agreement” means the Credit Agreement, dated as of December 17, 2013, by and among TECO, as the initial borrower, the Company, as borrower following the Commitment Effective Date (as defined therein), JPMorgan Chase Bank, N.A., as administrative agent, and the lenders thereunder, as amended, restated, supplemented or otherwise modified from time to time, and renewals, extensions and replacements thereof.

“Credit Agreement Documents” means the “Credit Facility Documents” as defined in the Credit Agreement.

“Finance Documents” means this Agreement, the Notes, each Subsidiary Guaranty (and each joinder thereto) and each of the other agreements, instruments or documents that from time to time executed in connection therewith.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession in the United States, and consistently applied as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication:

(a) all indebtedness of such Person for borrowed money,

(b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business, (ii) obligations under deferred compensation plans, (iii) earn-out obligations and any other contingent obligations with

Exhibit A-7

respect to any deferred payment arising in connection with acquisitions not prohibited by this Agreement and (iv) forward gas purchase, pipeline capacity and storage obligations),

(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e) all Capitalized Lease Obligations of such Person,

(f) all obligations, contingent or otherwise, of such Person as an account party to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, except to the extent such letters of credit are trade letters of credit and are not drawn upon, or to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit,

(g) for purposes of Sections 10.3 and 11(g) and the definition of “Priority Debt” only, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the amount of such obligation required to be shown as a liability of such Persons in accordance with GAAP),

(h) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, other than such repurchases from former directors, officers or employees made pursuant to the Shareholders’ Agreement or stock option agreements,

(i) all Contingent Obligations of such Person in respect of Indebtedness of a primary obligor, and

(j) all Indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided, however, that Indebtedness shall specifically exclude accounts payable arising in the ordinary course of business.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under any Finance Document to which it is a party, or the rights and remedies of any holder under any Finance Document or (c) the validity or enforceability of this Agreement or the other Finance Documents or the rights or remedies of the holders hereunder or thereunder.

Exhibit A-8

“Parent Entity” means any of TECO (so long as the Company is a direct or indirect Subsidiary thereof), New Mexico Gas Intermediate, Inc. (so long as it directly owns all of the ordinary voting Capital Stock of the Company), any other Person that directly owns all of the ordinary voting Capital Stock of the Company or any other Person of which the Company is a direct or indirect Subsidiary.

“Priority Debt” means, as of any date (without duplication), Indebtedness of Subsidiaries that are not Guarantors (other than Indebtedness owing to the Company, a Guarantor or a Wholly-Owned Subsidiary).

“Ratable Portion” means, in respect of any holder of any Note and any Excess Proceeds Offer, an amount equal to the product of:

(a)the Net Proceeds that are the subject of such Excess Proceeds Offer, multiplied by

(b)a fraction, the numerator of which is the outstanding principal amount of such Note and the denominator of which is the sum of (i) the outstanding principal amount of the Notes plus (ii) the outstanding principal amount of all other Indebtedness ranking pari passu with the Notes in respect of which, pursuant to the documents governing such Indebtedness, the Company is making a prepayment or an offer of prepayment in respect of such Net Proceeds.

“Subsidiary Guaranty” means (a) the Guaranty Agreement in substantially the form of Exhibit 9.7 hereto or (b) any separate guarantee agreement executed pursuant to Section 9.7(a)(i) hereof, as any such guarantee may be amended, restated, supplemented or otherwise modified from time to time.

18.Amendment of Schedule B (Defined Terms).  Schedule B to the Existing Note Purchase Agreement shall be amended by inserting the following new defined terms in their appropriate alphabetical order:

“2014 Note Purchase Agreement” shall have the meaning specified in Section 3(g) of the First Amendment.

“Consolidated Shareholders Equity” means, as of the date of determination, (a) the consolidated net worth of the Company and its Subsidiaries, and including, without duplication, amounts attributable to (i) Subordinated Debt under any junior subordinated debenture issued by the Company or any of its Subsidiaries that does not contain any scheduled principal payments or prepayments or any mandatory redemptions or mandatory repurchases prior to the date at least 91 days after the maturity date of the Notes, (ii) Hybrid Equity Securities, and (iii) preferred stock of the Company and its Subsidiaries in an amount not to exceed 10% of Consolidated Total Capitalization to the extent excluded from Consolidated Total Debt; minus (b) the value of minority interests in any of the Company’s Subsidiaries, and disregarding unearned compensation associated with the Company’s employee stock ownership plan or other benefit plans, foreign currency translation adjustments and other comprehensive income adjustments and amounts attributable to the non-cash effects of pension and other post-retirement benefits, all determined in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination (without duplication), Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP outstanding as of such date, without regard to the effects of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 805 and FASB ASC 825, but expressly excluding (a) Non-Recourse Debt of the Company and its Subsidiaries, (b) Subordinated Debt under any junior subordinated debenture issued by the Company or any of its Subsidiaries that does not contain any scheduled principal payments or prepayments or

Exhibit A-9

any mandatory redemptions or mandatory repurchases prior to the date at least 91 days after the maturity date of the Notes, (c) Hybrid Equity Securities, and (d) preferred stock of the Company and its Subsidiaries in an amount not to exceed 10% of Consolidated Total Capitalization, so long as such preferred stock does not (i) have a maturity date or require the payment of any cash dividend, sinking fund payment or other scheduled payment constituting a return of capital or (ii) contain any mandatory redemption or mandatory repurchase requirements, in each case prior to the date at least 91 days after the maturity date of the Notes.  For purposes hereof, “Non-Recourse Debt” means any Debt which is not an obligation of, and is otherwise without recourse to, the assets or revenues of the Company or any subsidiary of the Company.

“Contingent Debt Obligation” means as to any Person, any obligation of such Person guaranteeing any Debt or lease obligation (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Debt Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Debt Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by the Company in accordance with GAAP.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person (other than letters of credit issued to secure a financial obligation of such Person to the extent such obligation is not outstanding at the time) and all unreimbursed drafts drawn thereunder, (d) all Debt of another Person secured by any Lien on any property owned by such Person, whether or not such Debt has been assumed by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under any subscription or similar agreement, (g) the discounted present value of all obligations of such Person (other than the Company) payable under agreements for the payment of a specified purchase price for the purchase and resale of power whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) any unfunded or underfunded obligation subject to the minimum funding standards of Section 412 of the Code of such Person to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained at any time, or contributed to, by such Person or any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with such Person, (i) all Contingent Debt Obligations of such Person and (j) all obligations of such Person in respect of Interest Rate Agreements; provided, however, that Debt shall specifically exclude accounts payable arising in the ordinary course of business.

“Excess Proceeds” means Net Proceeds not invested in Additional Assets as provided in Section 10.7(i).

“Financial Covenant” means (a) any covenant (or other provision having similar effect) the subject matter of which pertains to measurement of the Company’s financial condition or financial performance, including a measurement of the Company’s leverage, ability to cover expenses, earnings, net income, fixed

Exhibit A-10

charges, interest expense, net worth, shareholders’ equity or other component of the Company’s consolidated financial position or results of operations (however expressed and whether stated as a ratio, a fixed threshold, an event of default or otherwise), and (b) unless and until an amendment to this Agreement shall have become effective pursuant to which the definition of “Change of Control” shall have been revised to provide that a Change of Control shall be deemed to have occurred upon the failure of TECO to, directly or indirectly, own and control more than 50% of both the economic interests and the voting interests (whether by committee, contract or otherwise) of the Company, any covenant or prepayment provision relating to any “Change of Control” (or any term of similar import) contained in the 2014 Note Purchase Agreement.

“First Amendment” means that certain Amendment No. 1 to Note Purchase Agreement, dated as of July 16, 2014, by and between the Company and each of the holders of the Notes.

“First Amendment Effective Date” shall have the meaning specified in the First Amendment.

“Hybrid Equity Securities” means securities issued by the Company or any Subsidiary that (a) are classified as possessing a minimum of (i) “intermediate equity content” by S&P and (ii) “Basket C equity credit” by Moody’s; and (b) do not (i) have a maturity date or require the payment of any cash dividend, sinking fund payment or other scheduled payment constituting a return of capital or (ii) contain any mandatory redemption or mandatory repurchase requirements prior to the date at least 91 days after the maturity date of the Notes.

“Most Favored Lender Notice” means, in respect of any Additional Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event with 15 Business Days after the inclusion of such Additional Covenant in any Principal Credit Facility or any agreement or document evidencing any Indebtedness of the Company that is pari passu with the Obligations (including by way of amendment or other modification of any existing provision thereof), from a Senior Financial Officer of the Company referring to the provisions of Section 10.12 and setting forth a reasonably detailed description of such Additional Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

“Non-Recourse Asset” means any asset the acquisition, modification, development or re-development of which is or was financed by Non-Recourse Indebtedness.

“Non-Recourse Indebtedness” means any Indebtedness that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Company and/or any Subsidiary of the Company (other than a Project Finance Subsidiary).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC or the U.S. Department of State is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Project Finance Subsidiary” means any Subsidiary of the Company which (a) has been incorporated solely for the purposes of (i) the design or structure or building of an asset or project, (ii) holding the shares in any other Project Finance Subsidiary or (iii) issuing Non- Recourse Debt and (b) owns or otherwise possesses only Non-Recourse Assets and other immaterial assets incidental to the conduct of such Subsidiary’s business as described above, unless the liabilities of the relevant entity are guaranteed or otherwise supported in any manner whatsoever by the Company or any Subsidiary which is not a Project Finance Subsidiary.

Exhibit A-11

“Restricted Payment” means, with respect to any Person, (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Equity Interests of such Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving such Person) to the holders, in their capacity as such, of any shares of any class of Equity Interest of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interest of such Person, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of such Person, now or hereafter outstanding, and (d) any payment or prepayment of principal of, or premium, if any, on (including any redemption, purchase, retirement, defeasance, sinking fund, exchange or similar payment with respect to) any Subordinated Debt.

“Specified Default” means any Default or an Event of Default arising under Section 11(a), 11(b), 11(c), 11(d) (but solely to the extent arising as a result of a breach by the Company or any of its Subsidiaries of Section 10.4), 11(g) or 11(h) of this Agreement.

“Subordinated Debt” means any Debt of the Company and its Subsidiaries which by its terms is subordinated to the Obligations in a manner and to an extent acceptable to the Required Holders.

“TECO” means TECO Energy, Inc., a Florida corporation.

“U.S. Economic Sanctions” means has the meaning specified in Section 2.11(a) of the First Amendment.

19.Amendment of Schedule B (Defined Terms).  Paragraph 10B to the Existing Note Purchase Agreement shall be amended by deleting the following defined terms in their entirety: “Consolidated Funded Indebtedness”, “Consolidated Net Worth”, “Holdco” and “Revolving Extensions of Credit”.

20.New Exhibit 9.7 (Form of Guaranty Agreement).  The Existing Note Purchase Agreement shall be amended by adding a new Exhibit 9.7 (Form of Guaranty) in substantially the form of Exhibit B hereto.

Exhibit A-12

EXHIBIT B

FORM OF GUARANTY AGREEMENT

[See Attached]

Exhibit B-1

[Form of Guaranty Agreement]

GUARANTY AGREEMENT

This Guaranty Agreement, dated as of [_______] (this “Guaranty Agreement”), is made by each of the undersigned (each a “Guarantor” and, together with each of the other signatories hereto and any other entities from time to time parties hereto pursuant to Section 14.1 hereof, the “Guarantors”) in favor of each holder from time to time of one or more Notes (as defined below).  Such holders are herein collectively called the “Noteholders” and individually a “Noteholder”.

Preliminary Statements:

I.NEW MEXICO GAS COMPANY, INC., a Delaware corporation (the “Company”), and the Noteholders are parties to that certain Note Purchase Agreement dated as of February 8, 2011, as amended by that certain Amendment No. 1 to Note Purchase Agreement dated as of July 16, 2014 (as so amended, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”).  Capitalized terms used herein have the meanings specified in the Note Purchase Agreement unless otherwise defined herein.

II.Pursuant to the Note Purchase Agreement, the Company previously issued and sold its 4.87% Senior Secured Notes due February 8, 2021 in the aggregate original principal amount of $200,000,000 (the “Initial Notes”).  The Initial Notes and any other Notes that may from time to time be issued pursuant to the Note Purchase Agreement (including any notes issued in substitution for any of the Notes), as the same may be amended, restated, supplemented or otherwise modified from time to time, are herein collectively called the “Notes”, and each individually a “Note”.

III.Pursuant to the Note Purchase Agreement, the Company is required to cause each Subsidiary that is or becomes a borrower or guarantor under or in respect of any Principal Credit Facility to execute and deliver this Guaranty Agreement to the Noteholders.

IV.Each Guarantor has received and will receive direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Agreement and the Notes and the willingness of the Noteholders to continue to extend credit to the Company thereunder.

Now Therefore, in compliance with the Note Purchase Agreement, and in consideration of, the execution and delivery of the Note Purchase Agreement and the purchase of the Notes by each of the Noteholders, each Guarantor hereby covenants and agrees with, and represents and warrants to each of the Noteholders as follows:

Section 1.Guaranty.

Each Guarantor hereby irrevocably, unconditionally and jointly and severally with the other Guarantors guarantees to each Noteholder, the due and punctual payment in full of (a) the principal of, Make-Whole Amount (if any), prepayment premium (if any) and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under, the Notes when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise) and (b) any other sums which may become due under the terms and provisions of the Notes, the Note Purchase Agreement or any other

Exhibit B-2

Finance Document executed in connection therewith (all such obligations described in clauses (a) and (b) above are herein called the “Guaranteed Obligations”).  The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectibility and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes (including, without limitation, any other Guarantor hereunder) or upon any other action, occurrence or circumstance whatsoever.  In the event that the Company shall fail so to pay any of such Guaranteed Obligations, each Guarantor agrees to pay the same when due to the Noteholders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Notes and the Note Purchase Agreement.  Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises.  Each Guarantor agrees that the Notes issued in connection with the Note Purchase Agreement may (but need not) make reference to this Guaranty Agreement.

Each Guarantor agrees to pay and to indemnify and save each Noteholder harmless from and against any damage, loss, cost or expense (including the reasonable fees and disbursements of any law firm or external counsel) which such Noteholder may incur or be subject to as a consequence, direct or indirect, of (x) any breach by such Guarantor, by any other Guarantor or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Guaranty Agreement, the Notes, the Note Purchase Agreement or any other Finance Document, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Guaranty Agreement, the Notes, the Note Purchase Agreement or any other Finance Document and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Guaranty Agreement.

Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of the Notes and the Note Purchase Agreement.

Notwithstanding the foregoing provisions or any other provision of this Guaranty Agreement, the Noteholders (on behalf of themselves and their successors and assigns) and each Guarantor hereby agree that if at any time the Guaranteed Obligations exceed the Maximum Guaranteed Amount determined as of such time with regard to such Guarantor, then this Guaranty Agreement shall be automatically amended to reduce the Guaranteed Obligations to the Maximum Guaranteed Amount.  Such amendment shall not require the written consent of any Guarantor or any Noteholder and shall be deemed to have been automatically consented to by each Guarantor and each Noteholder.  Each Guarantor agrees that the Guaranteed Obligations may at any time exceed the Maximum Guaranteed Amount without affecting or impairing the obligation of such Guarantor.  “Maximum Guaranteed Amount” means as of the date of determination with respect to a Guarantor, the lesser of (a) the amount of the Guaranteed Obligations outstanding on such date and (b) the maximum amount that would not render such Guarantor’s liability under this Guaranty Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code (or any successor provision) or any comparable provision of applicable state law.

Section 2.Obligations Absolute.

The obligations of each Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Notes, the Note Purchase Agreement or any other Finance Document, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Company or any Noteholder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Notes, the Note

Exhibit B-3

Purchase Agreement or any other Finance Document (it being agreed that the obligations of each Guarantor hereunder shall apply to the Notes, the Note Purchase Agreement or any such other Finance Document as so amended, restated, supplemented or otherwise modified from time to time) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of, any security for the Notes or, the guarantee by, or the addition, substitution or release of any other Guarantor or any other entity or other Person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes, the Note Purchase Agreement or any other Finance Document; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or the Company’s property; (d) any merger, amalgamation or consolidation of any Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of any Guarantor or of the Company to any Person; (e) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; or (f) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to any Guarantor or to any subrogation, contribution or reimbursement rights any Guarantor may otherwise have.  Each Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations hereunder.

Section 3.Waiver.

Each Guarantor unconditionally waives to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under the Notes, the Note Purchase Agreement or any other Finance Document, and of any of the matters referred to in Section 2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any Noteholder against such Guarantor, including, without limitation, presentment to or demand for payment from the Company or any Guarantor with respect to any Note, notice to the Company or to any Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to require any Noteholder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Note Purchase Agreement, the Notes or any other Finance Document, (d) any requirement for diligence on the part of any Noteholder and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor or in any manner lessen the obligations of such Guarantor hereunder.  The waivers of the Guarantors set forth in this Section 3 shall be continuing and irrevocable in nature and shall apply with respect to all Guaranteed Obligations, whether now existing or hereafter arising.

Section 4.Obligations Unimpaired.

Each Guarantor authorizes the Noteholders, without notice or demand to such Guarantor or any other Guarantor and without affecting its obligations hereunder, from time to time:  (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Notes, or any obligations under the Note Purchase Agreement or any other Finance Document; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to the Notes, the Note Purchase Agreement or any other Finance Document, including, without limitation, decreases or increases in amounts of principal, rates of interest, the Make-Whole Amount, prepayment premium or any other obligation; (c) to take and hold security for the payment of the Notes or amounts payable under the Note Purchase Agreement or any other Finance Document in accordance with Section 10.4(u) of the Note Purchase Agreement (or as may be otherwise be granted or pledged by the Company, any such Guarantor or any other obligor in respect of the Notes from time to time, as applicable), for the performance of this Guaranty Agreement or otherwise for the Indebtedness

Exhibit B-4

guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the Noteholders in their sole discretion may determine; (e) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other Person or entity primarily or secondarily liable in respect of the Guaranteed Obligations; (f) to exercise or refrain from exercising any rights against the Company, any Guarantor or any other Person; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder.  The Noteholders shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, such Guarantor or any other Guarantor or any other Person or to pursue any other remedy available to the Noteholders.

If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any Noteholder to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Company, any Guarantor or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, such Guarantor agrees that, for purposes of this Guaranty Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the Noteholder thereof had accelerated the same in accordance with the terms of the Note Purchase Agreement, and such Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

Section 5.Subrogation and Subordination.

(a)Each Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Guaranty Agreement, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Notes or this Guaranty Agreement unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.

(b)Each Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company or any other guarantor of the Guaranteed Obligations owing to such Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 5, to the indefeasible payment in full in cash of all of the Guaranteed Obligations.  If the Required Holders so request, any such Indebtedness or other obligations shall be enforced and performance received by such Guarantor as trustee for the Noteholders and the proceeds thereof shall be paid over to the Noteholders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty Agreement.

(c)If any amount or other payment is made to or accepted by any Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 5, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Noteholders and shall be paid over to the Noteholders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty Agreement.

(d)Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Agreement and that its agreements set forth in this Guaranty Agreement (including this Section 5) are knowingly made in contemplation of such benefits.

Exhibit B-5

(e)Each Guarantor hereby agrees that, to the extent that a Guarantor shall have paid an amount hereunder to any Noteholder that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes (such net value, its “Proportionate Share”), such paying Guarantor shall, subject to Section 5(a) and 5(b), be entitled to contribution from any Guarantor that has not paid its Proportionate Share of the Guaranteed Obligations.  Any amount payable as a contribution under this Section 5(e) shall be determined as of the date on which the related payment is made by such Guarantor seeking contribution and each Guarantor acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed.  Notwithstanding the foregoing, the provisions of this Section 5(e) shall in no respect limit the obligations and liabilities of any Guarantor to the Noteholders of the Notes hereunder or under the Notes, the Note Purchase Agreement or any other Finance Document, and each Guarantor shall remain jointly and severally liable for the full payment and performance of the Guaranteed Obligations.

Section 6.Reinstatement of Guaranty.

This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any Noteholder on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a Noteholder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

Section 7.Rank of Guaranty.

Each Guarantor will ensure that its payment obligations under this Guaranty Agreement will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Guarantor now or hereafter existing.

Section 8.Covenants of Each Guarantor.

Each Guarantor hereby covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain outstanding, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Note Purchase Agreement on its or their part to be performed or observed or that the Company has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

Section 9.Representations and Warranties of Each Guarantor.

Each Guarantor hereby represents and warrants to each Noteholder as follows:

(a)Such Guarantor is a [corporation]/[limited liability company] duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign [corporation]/[limited liability company] and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Such Guarantor has the organizational power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, and to execute, deliver, and perform its obligations under this Guaranty Agreement.

Exhibit B-6

(b)This Guaranty Agreement has been duly authorized by all necessary [corporate]/[limited liability company] action on the part of such Guarantor, and this Guaranty Agreement constitutes a legal, valid and binding obligation of such Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)The execution, delivery and performance by such Guarantor of this Guaranty Agreement and the consummation of the transactions contemplated herein will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under, any indenture, mortgage, deed of trust, loan agreement, purchase or credit agreement, lease, organizational documents, or any other agreement or instrument to which such Guarantor is bound or by which such Guarantor or any of its respective properties may be bound or affected (other than such breach or default as may have been waived or otherwise approved pursuant to such indenture, mortgage, deed of trust, loan agreement, purchase or credit agreement, lease, organizational documents, or any other agreement or instrument), (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor.

(d)No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by, or enforcement against, such Guarantor of this Guaranty Agreement other than (i) the approval of the NMPRC, [which has been obtained prior to the date hereof], and (ii) any post-closing notice filings required pursuant to the NMPRC approval.

(e)Upon the execution and delivery hereof, such Guarantor will be solvent, will be able to pay its debts as they mature, and will have capital sufficient to carry on its business.

Section 10.Term of Guaranty Agreement.

This Guaranty Agreement and all guarantees, covenants and agreements of the Guarantors contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash and shall be subject to reinstatement pursuant to Section 6; provided, however, if (i) all of the Capital Stock of a Guarantor is sold, exchanged or otherwise transferred (be merger or otherwise) after which such Guarantor is no longer a Subsdiary or a Permitted Joint Venture, (ii) all of the assets of a Guarantor are sold, exchanged, transferred or otherwise disposed of pursuant to a transaction expressly permitted by the Note Purchase Agreement (but only if such Guarantor will not be a borrower or guarantor of obligations outstanding under any Principal Credit Facility after giving effect to such transaction), or (iii) the Required Holders execute and deliver a consent to the Company with respect to a Guarantor (subject to the provisions of Section 17.2(c) of the Note Purchase Agreement), then such Guarantor shall be released from its obligations under this Guaranty Agreement without further action.

Section 11.Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Guaranty Agreement and may be relied upon by any subsequent Noteholder, regardless of any investigation made at any time by or on behalf of any Noteholder.  All statements contained in any certificate or other instrument delivered by or on behalf of a Guarantor pursuant to this Guaranty Agreement shall be deemed

Exhibit B-7

representations and warranties of such Guarantor under this Guaranty Agreement. Subject to the preceding sentence, this Guaranty Agreement embodies the entire agreement and understanding between each Noteholder and the Guarantors and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 12.Amendment and Waiver.

Section 12.1.Requirements.  Except as otherwise provided in the fourth paragraph of Section 1 of this Guaranty Agreement, this Guaranty Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders, except that no amendment or waiver (a) of any of the first three paragraphs of Section 1 or any of the provisions of Section 2, 3, 4, 5, 6, 7, 10 or 12 hereof, or any defined term (as it is used therein), or (b) which results in the limitation of the liability of any Guarantor hereunder (except to the extent provided in the fourth paragraph of Section 1 of this Guaranty Agreement) will be effective as to any Noteholder unless consented to by such Noteholder in writing.

Section 12.2. Solicitation of Noteholders.

(a)Solicitation. Each Guarantor will provide each Noteholder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Noteholder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof.  Each Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 12.2 to each Noteholder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Noteholders.

(b)Payment. The Guarantors will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Noteholder as consideration for or as an inducement to the entering into by any Noteholder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Noteholder even if such Noteholder did not consent to such waiver or amendment.

Section 12.3.Binding Effect.  Any amendment or waiver consented to as provided in this Section 12 applies equally to all Noteholders and is binding upon them and upon each future Noteholder and upon each Guarantor without regard to whether any Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon.  No course of dealing between a Guarantor and the Noteholder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Noteholder.  As used herein, the term “this Guaranty Agreement” and references thereto shall mean this Guaranty Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

Section 12.4.Notes Held By The Company, Etc.  Solely for the purpose of determining whether the Noteholders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the Noteholders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Guarantor, the Company or any of their respective Affiliates shall be deemed not to be outstanding.

Exhibit B-8

Section 13.Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(a)if to any Guarantor, to such address as such Guarantor shall have specified to the Noteholders in writing, or

(b)if to any Noteholder, to such Noteholder at the addresses specified for such communications set forth in Schedule A to the Note Purchase Agreement, or such other address as such Noteholder shall have specified to the Guarantors in writing.

Section 14.Miscellaneous.

Section 14.1.Successors and Assigns; Joinder.  All covenants and other agreements contained in this Guaranty Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not.  It is agreed and understood that any Person may become a Guarantor hereunder by executing a Joinder Agreement substantially in the form of Exhibit A attached hereto and delivering the same to the Noteholders.  Any such Person shall thereafter be a “Guarantor” for all purposes under this Guaranty Agreement.

Section 14.2.Severability. Any provision of this Guaranty Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law), not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.3.Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such express contrary provision) be deemed to excuse compliance with any other covenant.  Whether any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

The section and subsection headings in this Guaranty Agreement are for convenience of reference only and shall neither be deemed to be a part of this Guaranty Agreement nor modify, define, expand or limit any of the terms or provisions hereof.  All references herein to numbered sections, unless otherwise indicated, are to sections of this Guaranty Agreement.  Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

Section 14.4.Further Assurances. Each Guarantor agrees to execute and deliver all such documents, instruments and agreements and take all such action as the Required Holders may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty Agreement.

Section 14.5.Governing Law.  This Guaranty Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding

Exhibit B-9

choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 14.6.Jurisdiction and Process; Waiver of Jury Trial.

(a)Each Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Guaranty Agreement.  To the fullest extent permitted by applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)Each Guarantor consents to process being served by or on behalf of any Noteholder in any suit, action or proceeding of the nature referred to in Section 14.6(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 13 or at such other address of which such Noteholder shall then have been notified pursuant to such Section.  Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)Nothing in this Section 14.6 shall affect the right of any Noteholder to serve process in any manner permitted by law, or limit any right that the Noteholders may have to bring proceedings against any Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)THE GUARANTORS AND THE NOTEHOLDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTY AGREEMENT OR OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 14.7.Condition of the Company. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Company and any other guarantor of the Notes such information concerning the financial condition, business and operations of the Company and any such other guarantor as such Guarantor may require, and that the Noteholders have no duty, and such Guarantor is not relying on the Noteholders at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Company or any other guarantor (such Guarantor hereby waiving any duty on the part of the Noteholders to disclose such information and any defense relating to the failure to provide the same).

Section 14.8.Reproduction of Documents; Execution.  This Guaranty Agreement may be reproduced by any Noteholder by any photographic, photostatic, electronic, digital, or other similar process and such Noteholder may destroy any original document so reproduced.  Each Guarantor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Noteholder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 14.8 shall not prohibit any Guarantor or any other Noteholder from contesting any such reproduction to the

Exhibit B-10

same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.  A facsimile or electronic transmission of the signature page of a Guarantor shall be as effective as delivery of a manually executed counterpart hereof and shall be admissible into evidence for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit B-11

In Witness Whereof, the undersigned has caused this Guaranty Agreement to be duly executed and delivered as of the date and year first above written.

[Name of Guarantor]

By:
Name:
Title:

Notice Address for such Guarantor

Exhibit B-12

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated as of [_______________, 20__] is made by [_______________], a [_______________] (the “Additional Guarantor”), in favor of the holders from time to time of the Notes (as defined below) issued pursuant to the Note Purchase Agreement (as defined below).

(a) Preliminary Statements:

I.Pursuant to the Note Purchase Agreement dated as of February 8, 2011, as amended by that certain Amendment No. 1 to Note Purchase Agreement dated as of July 16, 2014 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among NEW MEXICO GAS COMPANY, INC., a Delaware corporation (the “Company”), and each holder from time to time of one or more of the Notes (as defined below) (the “Noteholders”), inter alia, the Company issued and sold its 4.87% Senior Secured Notes due February 8, 2021 in the aggregate original principal amount of $200,000,000 (the “Initial Notes”).  The Initial Notes and any other notes that may from time to time be issued pursuant to the Note Purchase Agreement (including any notes issued in substitution for any of the Notes), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time are herein collectively called the “Notes” and each individually a “Note”.

II.The Company is required pursuant to the Note Purchase Agreement to cause the Additional Guarantor to deliver this Joinder Agreement in order to cause the Additional Guarantor to become a Guarantor under the Guaranty Agreement dated as of [______] executed by [______] (together with each other entity that from time to time becomes a party thereto by executing a Joinder Agreement pursuant to Section 14.1 thereof, collectively, the “Guarantors”), in favor of each Noteholder (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”).

III.The Additional Guarantor has received and will receive substantial direct and indirect benefits from the Company’s compliance with the terms and conditions of the Note Purchase Agreement and the Notes issued thereunder.

IV.Capitalized terms used and not otherwise defined herein have the definitions set forth in the Note Purchase Agreement.

Now Therefore, in consideration of the funds advanced to the Company by the Noteholders under the Note Purchase Agreement and to enable the Company to comply with the terms of the Note Purchase Agreement, the Additional Guarantor hereby covenants, represents and warrants to the Noteholders as follows:

The Additional Guarantor hereby acknowledges, agrees and confirms that, by execution of this Joinder Agreement, it becomes a Guarantor (as defined in the Guaranty Agreement) for all purposes of the Guaranty Agreement as if it had been an original signatory thereunder.  Without limiting the foregoing, the Additional Guarantor hereby (a) jointly and severally with the other Guarantors under the Guaranty Agreement and any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of the Notes and the Note Purchase Agreement from time to time, guarantees to the Noteholders the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and the full and prompt performance and observance of all Guaranteed Obligations (as defined in Section 1 of the Guaranty Agreement) in the same manner and to the same extent as is provided in the Guaranty Agreement, (b) accepts and agrees to perform and observe all of the covenants set forth therein, (c) waives the rights set forth in Section 3 of the Guaranty Agreement, (d) agrees to perform and observe the covenants contained in Section 8 of the Guaranty Agreement, (e) makes the representations and warranties set forth in Section 9 of the Guaranty Agreement and (f) waives the rights, submits to jurisdiction, and waives service of process as described in Section 14.6 of the Guaranty Agreement.

Notice of acceptance of this Joinder Agreement and of the Guaranty Agreement, as supplemented hereby, is hereby waived by the Additional Guarantor.

The address for notices and other communications to be delivered to the Additional Guarantor pursuant to Section 13 of the Guaranty Agreement is set forth below.

This Joinder Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

A facsimile or electronic transmission of the signature page of the Additional Guarantor to this Joinder Agreement shall be as effective as delivery of a manually executed counterpart hereof and shall be admissible into evidence for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2

In Witness Whereof, the Additional Guarantor has caused this Joinder Agreement to be duly executed and delivered as of the date and year first above written.

[Name of Guarantor]

By:
Name:
Title:

Notice Address for such Guarantor

SCHEDULE 2.9

LITIGATION

February 2011 Gas Shortages, System Emergencies, Curtailments of Service, and Related Litigation.  On February 2 and 3, 2011, the Company experienced gas shortages due to weather-related interruptions of electric service, weather-related problems on the systems of various interstate pipelines and in gas fields that are the sources of gas supplied to the Company, and high weather-driven usage. This gas supply disruption resulted in the declaration of two system emergencies (first on the south segment of the Company's system and then on the north segment of the system) by the Company, causing involuntary curtailments of gas utility service to approximately 28,700 customers on February 3, 2011. Service restoration efforts commenced immediately after the Company's transmission and distribution system stabilized on February 3, 2011, and service was restored to various areas of the Company's system over the next week. Restoration efforts were essentially completed by February 8, 2011.

The Company's tariff provides that the Company is to be “held harmless for the loss of service to End-Users arising from curtailments executed in compliance with [the Company’s curtailment rule].” The Company believes that the events that led to the curtailment of service to customers qualify as system emergencies as defined in the curtailment rule and that it complied with the curtailment rule. The Company will attempt to perfect that position before the NMPRC and in other venues, including in the litigation brought against the Company described below.

Curtailment-related litigation.   In March 2011, a customer purporting to represent a class consisting of all “32,000 [sic] customers” who had their gas utility service curtailed during the early-February system emergencies filed a putative class action lawsuit against the Company. The complaint alleged negligence, breach of express and implied contract, and violation of the New Mexico Unfair Practices Act and sought compensatory damages, punitive damages, and treble damages pursuant to the Unfair Practices Act. Later in March 2011, the complaint was amended to name additional customers as class representatives and clarify certain jurisdictional issues.

In March 2011, the Town of Bernalillo, New Mexico, purporting to represent a class consisting of all “New Mexico municipalities and governmental entities who have suffered damages as a result of the natural gas utility shut off” filed a putative class action lawsuit against the Company, four of its officers, and others. In July 2011, plaintiff filed an amended complaint added an additional plaintiff purporting to represent a class of all “similarly situated New Mexico private businesses and enterprises.” The amended complaint, like the original complaint, alleged negligence, breach of contract, and violation of the New Mexico Unfair Trade Practices Act and seeks compensatory damages, punitive damages, and treble damages pursuant to the Unfair Practices Act.

The two purported class actions have been consolidated, and venue has been moved to Sandoval County, New Mexico. The Company has filed various motions in these cases, including motions for summary judgment on all claims. As necessary, the Company also plans to assert various defenses to liability, including the protection against liability contained in the Company’s tariff. The consolidated putative class actions are still pending. In February 2014, the Court in the consolidated actions granted motions to dismiss the negligence claims and unfair trade practices claims against the Company and all remaining claims against the individual corporate officers and employees. The contract claim was dismissed subject to Plaintiffs’ opportunity to move to amend their complaints to plead a claim for breach of an implied contract subject to certain restrictions out by the Court, and subject to further motions to dismiss. Amended complaints were filed by both sets of Plaintiffs

Schedule 2.9-1

on March 14, 2014. The Company has filed motions to strike or dismiss all claims asserted in the amended complaints which are pending.

On September 27, 2012, Allstate and approximately 16 other insurance carriers filed a subrogation lawsuit in Bernalillo County for monies paid to their insureds for broken pipes, water damage and other losses allegedly sustained as a result of the curtailment of natural gas service during the February 3, 2011 gas outage event. The Complaint alleges negligence, negligence per se, and breach of contract and seeks an unspecified amount of damages.  The matter is pending and discovery is proceeding.

On August 17, 2012, an individual customer filed suit for damages for property damage to home allegedly resulting from the February 2011 Outage. The Complaint alleges negligence and breach of contract and seeks unspecified damages. The matter is pending and discovery is proceeding.

The Company’s self-insurance retention of $1 million has been satisfied, and insurance coverage of up to $135 million for all outage related lawsuits is available.  The Company does not believe there are any claims that are not covered.

While the outcome of the above is uncertain, the Company does not believe that the matters disclosed above could reasonably be expected to have a Material Adverse Effect.

Schedule 2.9-2